SCHEDULE 14C INFORMATION
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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
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Neuberger Berman Advisers Management Trust

 Absolute Return Multi-Manager Portfolio
605 Third Avenue, 2nd Floor
New York, New York 10158-0180
800-366-6264
800-877-9700

INFORMATION STATEMENT DATED FEBRUARY 10, 2016
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
 ARE REQUESTED NOT TO SEND US A PROXY
IMPORTANT NOTICE REGARDING THE
 AVAILABILITY OF THE INFORMATION STATEMENT
The Information Statement is available at www.nb.com.
The purpose of this Information Statement is to provide you with information about new subadvisers for the Absolute Return Multi-Manager Portfolio (the "Fund"), a series of Neuberger Berman Advisers Management Trust (the "Trust").  The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund's Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the Trust at the address shown above, by calling 1-800-366-6264 or 1-800-877-9700 or by visiting the Trust's website at www.nb.com.  This Information Statement is being mailed on or about February 10, 2016 to shareholders of record as of February 1, 2016.
BACKGROUND
Neuberger Berman Investment Advisers LLC (the "Manager"), located at 605 Third Avenue, 2nd Floor, New York, NY 10158, is the Fund's investment manager and administrator and Neuberger Berman Management LLC, located at the same address, is the Fund's distributor. The Manager is responsible for choosing the Fund's investments and handling its day-to-day business, including the oversight of the investment activities of the subadvisers of the Fund (each, a "Subadviser" and collectively, "Subadvisers").  The Manager allocates Fund assets to Subadvisers whose strategy it believes, when combined to form a single portfolio, can provide attractive risk-adjusted returns over the long term.
The Manager and the Fund have obtained an exemptive order from the Securities and Exchange Commission ("SEC") that permits the Manager to engage additional unaffiliated Subadvisers, and to enter into and materially amend existing or future subadvisory agreements with unaffiliated Subadvisers, upon the approval of the Trust's Board of Trustees ("Board"), without obtaining shareholder approval. Accordingly, the Manager is able, subject to the approval of the

Board, to appoint and replace Subadvisers and to amend subadvisory agreements without obtaining shareholder approval.
At its meetings held on September 8-9, 2015 and December 15-16, 2015, the Board, including the Trustees who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) of the Trust or the Manager ("Independent Trustees"), considered and unanimously approved the Manager's proposal to appoint Portland Hill Capital LLP ("Portland Hill") and Good Hill Partners LP ("Good Hill"), respectively, as Subadvisers to allocated portions of the Fund. The Manager's proposal was based on certain factors, including, but not limited to, the desire to add new Subadvisers that would complement the current investment strategies of the Fund's other Subadvisers by offering greater style diversification. The other current Subadvisers to the Fund are Blue Jay Capital Management, LLC, Cloud Gate Capital LLC, Cramer Rosenthal McGlynn, LLC, GAMCO Asset Management Inc., Lazard Asset Management LLC, Levin Capital Strategies, L.P., Sound Point Capital Management, L.P., TPH Asset Management, LLC and Visium Asset Management, LP.
For investment management services, the Fund pays the Manager a management fee.  The addition of the new Subadvisers will not result in a change to the management fee paid by the Fund.
The following table shows the management fee paid to the Manager and the subadvisory fees paid by the Manager to the Fund's Subadvisers during the fiscal period ended December 31, 2015.
Management Fee Paid to the Manager	Management Fees Paid to the Manager as a % of Average Net Assets of the Fund	Subadvisory Fees Paid by the Manager to the Subadvisers	Subadvisory Fees Paid by the Manager to the Subadvisers as a % of Average Net Assets of the Fund
$190,813	1.70%	$101,225	0.90%

INFORMATION REGARDING THE NEW SUBADVISERS
The following provides additional information about the new Subadvisers. To reflect the investment strategy, as outlined below, of Good Hill, disclosure related to the risks of investing in asset-backed securities was added to the section entitled "Principal Investment Risks" in the Fund's Summary and Statutory Prospectus. For more information on the principal risks of investing in the Fund, please refer to the section "Principal Investment Risks" of the Fund's Summary and Statutory Prospectus and the section "Additional Information about Principal Investment Risks" in the Fund's Prospectus.
Portland Hill Capital LLP
General
Portland Hill is located at 21 Knightsbridge, London, SW1X7LY, United Kingdom.  Portland Hill, founded by Thierry Lucas in 2011, manages the assets allocated to the European event driven and equity long/short strategy.  As of December 4, 2015, Portland Hill managed approximately $387 million in total assets.
Investment Strategy
Portland Hill employs a global fundamental event driven and long/short strategy that is focused on equity securities of European companies.
Directors and Executive Officers
The following are directors and/or executive officers of Portland Hill. The address of each is 21 Knightsbridge, London, SW1X7LY, United Kingdom.
Name	Position
Thierry Lucas Martin Lafeldt Francisco de Almada	Partner/CIO Partner Partner/COO

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Portland Hill.
Comparable Funds
Portland Hill does not manage any other registered funds in accordance with a similar investment strategy, except for two other multi-manager funds managed by the Manager.

Good Hill Partners LP
General
Good Hill is located at 1599 Post Road East, Westport, CT 06880.  Good Hill, founded by Franklin J. Collins IV and Brant Brooks in 2006, specializes in fixed income securities and provides investment management services on a discretionary basis to private investment vehicles and separately managed accounts as well as the Fund.  As of September 30, 2015, Good Hill managed approximately $1.4 billion in total assets.
Investment Strategy
Good Hill employs a strategy of investing primarily in asset-backed securities with respect to the portion of the Fund allocated to it.  The strategy takes long and/or short positions in asset-backed securities, including principally those asset-backed securities backed by commercial and residential mortgages, a significant portion of which may be non-agency mortgage-backed securities.  Good Hill may also invest in asset-backed securities backed by auto loans, credit card debt, student loans, corporate loans and other collateral. These securities may pay fixed or variable rates of interest. Good Hill will target securities with an estimated average weighted duration of approximately 2-6 years at the time of investment.  While the Fund will primarily invest in asset-backed securities listed, traded or dealt in developed markets, it may also invest in securities listed, traded or dealt in emerging markets countries.
Directors and Executive Officers
The following are directors and/or executive officers of Good Hill. The address of each is 1599 Post Road East, Westport, CT 06880.
Name	Position
Franklin J. Collins IV	Managing Partner
Brant Brooks	Partner
No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Good Hill.
Comparable Funds
Good Hill sub-advises for other registered funds in accordance with similar investment strategies (as listed in the chart below) including another multi-manager fund managed by the Manager.  Please note that each of these funds has received an exemptive order from the SEC, pursuant to which the sub-advisory fees are not required to be disclosed.
Name of Fund	Approximate Net Assets of Fund (as of December 31, 2015)
AC Alternatives Income Fund	$51.2 million

Blackstone Alternative Multi-Manager Fund	$1.3 billion

Blackstone Alternative Multi-Strategy Fund	$3.9 billion

Neuberger Berman Absolute Return Multi-Manager Fund	$1.3 billion
Compensation
Under the sub-advisory agreements by and between the new Subadvisers and the Manager (each, a "Sub-Advisory Agreement"), the Manager is responsible for all fees payable to each new Subadviser for its services as a Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the new Subadvisers to the Fund does not affect the management fees paid by the Fund or its shareholders.
Information Regarding the Sub-Advisory Agreements
Pursuant to the Sub-Advisory Agreements, the Subadvisers have been delegated responsibility for the day-to-day management of the assets of the Fund allocated to such Subadviser. Each Sub-Advisory Agreement provides in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund's assets allocated to such Subadviser.  The Sub-Advisory Agreements permit each Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser.  The Sub-Advisory Agreements also specifically permit the Subadvisers to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.
Each Sub-Advisory Agreement continues with respect to the Fund until October 31, 2017, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by the vote of a majority of the Trustees or by a majority vote of the outstanding shares in the Fund (as defined by the 1940 Act). Each Sub-Advisory Agreement is subject to termination, without penalty, by the Trustees or by a majority vote of the outstanding shares of the Fund (as defined by the 1940 Act), by the Manager on not less than 30 nor more than 60 days' prior written notice to the Fund.  Each Subadviser is permitted to terminate its Sub-Advisory Agreement on 60 days' prior written notice to the Fund and Manager. Each Sub-Advisory Agreement also terminates automatically with respect to the Fund if it is assigned or if the management agreement between the Manager and the Trust terminates with respect to the Fund.

BOARD CONSIDERATIONS1

At meetings held on September 8-9, 2015 and December 15-16, 2015, the Board of the Trust, including the Independent Trustees, considered and approved the separate Sub-Advisory Agreements among Neuberger Berman Management LLC ("Management"), NB Alternative Investment Management LLC (the "Adviser"), and each of Portland Hill and Good Hill, respectively (each an "Additional Subadviser"), which will be responsible for managing a portion of the assets of the Fund. The Independent Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of Management ("Independent Counsel").
In evaluating the Sub-Advisory Agreements, the Board, including the Independent Trustees, reviewed extensive materials furnished by each Additional Subadviser in response to questions submitted by Management, the Adviser, the Board and Independent Counsel, and met with representatives of Management regarding each Additional Subadviser's personnel, operations and financial condition as they relate to the Fund.  In addition, the Board, including the Independent Trustees, met with senior representatives of each Additional Subadviser regarding its personnel and operations.
The Board evaluated the overall fairness of each Sub-Advisory Agreement to the Fund and whether each Sub-Advisory Agreement was in the best interests of the Fund and its shareholders. The Board considered the following factors with respect to the Fund, among others, in connection with its approval of each Sub-Advisory Agreement: (1) the nature, extent, and quality of the services to be provided by each Additional Subadviser; and (2) the expected costs of the services to be provided. In their deliberations, the Board members did not identify any particular information that was all-important or controlling, and the Trustees may have attributed different weights to the various factors.
The Board received and considered information regarding the nature, extent and quality of services to be provided to the Fund by each Additional Subadviser under the Sub-Advisory Agreement. The Board considered the experience and staffing of the portfolio management and investment research personnel of each Additional Subadviser who would perform services for the Fund, as well as the resources available to each. The Board reviewed the performance for accounts managed by each Additional Subadviser that were substantially similar in strategy to the strategy the Additional Subadviser will use for the Fund, noting that the accounts may not be subject to the same 1940 Act restrictions as the Fund. The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of each of the Additional Subadvisers and noted that Management and the Adviser would monitor the quality of the execution services provided by each Additional Subadviser.
The Board also reviewed whether each Additional Subadviser would use brokers to execute transactions for the Fund that provide research and other services to each Additional Subadviser, and the types of benefits potentially derived from such services by each Additional Subadviser, the Fund and other clients of each Additional Subadviser. The Board also considered the

1 On January 1, 2016, Neuberger Berman Management LLC transferred to Neuberger Berman Fixed Income LLC ("NBFI") its rights and obligations pertaining to all services they provide to all Neuberger Berman mutual funds, including the Fund, under any investment management, investment sub-advisory, and/or administration agreement, as applicable (the "Agreements"). Following the transfer, NBFI was renamed Neuberger Berman Investment Advisers LLC ("NBIA").  In addition, as of the date of the transfer, the services previously provided by NB Alternative Investment Management LLC are now being provided by NBIA.  The consolidation did not result in any change in the investment processes currently employed by the Fund, the nature or level of services provided to the Fund, or the fees the Fund pays under its Agreements.

compliance program and compliance history of each Additional Subadviser, including the Fund's Chief Compliance Officer's and the Adviser's assessment of the compliance program of each Additional Subadviser. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving each Additional Subadviser, and reviewed information regarding its financial condition, history of operations and any conflicts of interests in managing the Fund.
With respect to the overall fairness of the Sub-Advisory Agreement, the Board had previously considered the Fund's fee structure as compared to a peer group of comparable funds and any fall-out benefits likely to accrue to Management or its affiliates. Management indicated that similar comparative information was not available with respect to the amount paid to each Additional Subadviser. The Board did, however, consider an estimate of the costs of the services to be provided and estimated profit or loss that would be realized by Management and the Adviser as a result of adding each Additional Subadviser, as well as the fees each Additional Subadviser charges for similar products. The Board noted, however, that Management, and not the Fund, pays the fee to each Additional Subadviser and therefore the fees charged by each Additional Subadviser will not change the overall expenses of the Fund. The Board also considered whether there are other business arrangements between Management or the Adviser and each Additional Subadviser that could give rise to potential conflicts.  It considered whether the Sub-Advisory Agreement will or should provide for breakpoints in the fees and, as a general matter, the way in which any such breakpoints should factor into the fees paid by the Fund.
Conclusions as to Additional Sub-Advisory Agreement
In approving each Sub-Advisory Agreement, the Board concluded that each Sub-Advisory Agreement is fair and reasonable and that approval of each Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. In reaching this determination, the Board considered that each Additional Subadviser could be expected to provide a high level of service to the Fund; that each Additional Subadviser's fees appeared to the Board to be reasonable given the nature and quality of services expected to be provided; and that the expected benefits accruing to each Additional Subadviser and its affiliates and Management and its affiliates by virtue of their relationship with the Fund were reasonable in light of the expected costs of providing the sub-advisory services and the expected benefits accruing to the Fund.

ADDITIONAL INFORMATION ABOUT THE FUND
Portfolio Transactions
To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Manager or Subadvisers are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution ("Affiliated Brokers"). For the fiscal period ended December 31, 2015, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Control Persons and Principal Holders
As of January 31, 2016, the following are all of the beneficial and record owners of five percent or more of a class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Fund of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.
Class	Name & Address	Percent Owned

S Class	NEUBERGER BERMAN GROUP LLC ATTN STEPHEN WRIGHT 605 3RD AVE NEW YORK NY 10158-3698	45.63%

	RIVERSOURCE LIFE INSURANCE COMPANY 222 AXP FINANCIAL CENTER MINNEAPOLIS MN 55474-0001	29.99%

	AXA EQUITABLE LIFE INSURANCE CO 1290 AVENUE OF THE AMERICAS 16TH FL NEW YORK NY 10104-1472	11.71%
As of January 31, 2016, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.
Outstanding Shares
There were 1,440,085.831 S Class shares of the Fund issued and outstanding as of January 31, 2016.

Document Delivery.  Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 605 Third Avenue, 2nd Floor, New York, New York 10158-0180 or at 1-800-366-6264 or 1-800-877-9700.